Exhibit 10.10
PHOTOWATT TECHNOLOGIES INC.
DIRECTORS’ DEFERRED STOCK UNIT PLAN
As amended on December 5, 2006 with effect as of November 8, 2006

Section 1 Interpretation
1.1 Purpose
The purposes of the Plan are:
(a)	to promote a greater alignment of interests between directors of the Company and the shareholders of the Company; and

(b)	to provide a compensation system for directors that, together with the other director compensation mechanisms of the Company, is reflective of the responsibility, commitment and risk accompanying Board membership and the performance of the duties required of the various committees of the Board.
1.2 Definitions
As used in the Plan, the following terms have the following meanings:
(a)	“Account” has the meaning ascribed thereto in Section 2.5;

(b)	“Affiliate” means an affiliate of the Company, as applicable, as the term “affiliate” is defined in paragraph 8 of the Canada Revenue Agency’s interpretation bulletin IT-337R4, Retiring Allowances;

(c)	“Annual Remuneration” means all amounts payable to an Eligible Director by the Company in respect of the services provided by the Eligible Director to the Company in connection with such Eligible Director’s service on the Board in a fiscal year, including without limitation (i) the annual base retainer fee for serving as a director, (ii) the annual retainer fee for serving as a member of a Board committee; and (iii) the annual retainer fee for chairing a Board committee but, for greater certainty, excluding any meeting fees payable in respect of attendance at individual meetings or any amounts received by an Eligible Director as a reimbursement for expenses incurred in attending meetings, which amounts shall, unless otherwise determined by the Board or the Committee, be payable Quarterly in arrears;

(d)	“Beneficiary” means an individual who, on the date of an Eligible Director’s death, is the person who has been designated in accordance with Section 4.7 and the laws applying to the Plan, or where no such individual has been validly designated by the Eligible Director, or where the individual does not survive the Eligible Director, the Eligible Director’s legal representative;

(e)	“Board” means those individuals who serve from time to time as the directors of the Company;

(f)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(g)	“Committee” means the Compensation, Corporate Governance and Nominating Committee of the Board, or such other persons designated by the Board;

(h)	“Common Share” means a common share of the Company;

(i)	“Company” means Photowatt Technologies Inc. and includes any successor corporation thereof, and any reference in the Plan to action by the Company means action by or under the authority of the Board or the Committee;

(j)	“Conversion Date” means the date used to determine the Fair Market Value of a Deferred Stock Unit for purposes of determining the number of Deferred Stock Units to be credited to an Eligible Director under Section 2.3.1, which date shall, subject to variation as determined by the Board or Committee taking into account the trading blackout period applicable to the Company’s directors as specified in the Company’s insider trading policy, be the date of the sixth trading day on the Toronto Stock Exchange following the announcement and release of the Company’s financial results for each Quarter and, in any event, shall not be earlier than the first business day of the year in respect of which the Deferred Stock Units are being provided;

(k)	“Corporate Transaction” means a Sale Transaction resulting in a Change of Control (as defined below). A “Change of Control” shall occur in the event of either (i) an acquisition of voting securities of the Company to which are attached in excess of 50% of the votes attaching to all outstanding voting securities of the Company or (ii) if the Company is not the surviving corporation following completion of a Corporate Transaction, a transaction whereby the shareholders of the Company immediately before the transaction hold less than 50% of the shares of the surviving corporate entity or purchaser;

(l)	“Deferred Stock Unit” or “DSU” means a unit credited by the Company to an Eligible Director by way of a bookkeeping entry in the books of the Company, as determined by the Board, pursuant to the Plan, the value of which at any particular date shall be the Fair Market Value at that date;

(m)	“Election Notice” means the written election in the form of Schedule A hereto;

(n)	“Eligible Director” means any director of the Company who is not a full-time employee of the Company or any Affiliate

(o)	“Entitlement Date” has the meaning ascribed thereto in Section 3.1 or Section 3.2, as applicable;

(p)	“Fair Market Value” means, with respect to any particular date, the simple average closing price of the Common Shares as traded on the stock exchange on which the highest aggregate volume of Common Shares have traded on each of the five trading days immediately preceding the particular date. In the event that the Common Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Common Shares as determined by the Company in its sole discretion, acting reasonably and in good faith;

(q)	“Liquid Securities” means securities of an issuer that are listed for trading on one or more of the Toronto Stock Exchange, the Nasdaq Global Market, the New York Stock Exchange or a stock exchange or quotation system of similar stature, that have a market capitalization of at least $200 million, and that are not subject to any restriction on sale, pursuant to applicable laws;

(r)	“Plan” means this Photowatt Technologies Inc. Directors’ Deferred Stock Unit Plan, as amended from time to time;

(s)	“Quarter” means a fiscal quarter of the Company, which, until changed by the Company, shall be the three month period ending June 30, September 30, December 31 or March 31 in any year and “Quarterly” means each “Quarter”;

(t)	“Redemption Amount” means the amount calculated by multiplying the number of Deferred Stock Units in an Eligible Director’s Account by the Fair Market Value as of the Redemption Date;

(u)	“Redemption Date” means the date which is the sixth trading day on the Toronto Stock Exchange following the announcement and release by the Company of its financial results for the Quarter in which the Termination Date occurred or, if the Common Shares are then no longer listed on the Toronto Stock Exchange, the Redemption Date shall be deemed to the Termination Date;

(v)	“Sale Transaction” means any merger, amalgamation or plan of arrangement involving the Company, acquisition or take-over bid for the Common Shares of the Company, or similar transaction, or series of transactions, or the sale of all or substantially all of the assets of the Company excluding any asset sale transaction in connection with which all holders of Common Shares are not entitled to receive cash or Liquid Securities in consideration of their Common Shares, provided that a Sale Transaction shall exclude: (i) any share transfer, reorganization, asset transfer, or similar transaction to which the parties are limited to the Company and/or any of its present or future Affiliates; (ii) the completion of a treasury offering of securities of the Company or an Affiliate of the Company; or (iii) the public offering or the dividend or other distribution by ATS or one of its Affiliates of shares in the capital of the Company;

(w)	“Termination Date” means the date of (i) the voluntary resignation or retirement of an Eligible Director from the Board; (ii) the death of an Eligible Director; (iii) removal of an Eligible Director from the Board whether by shareholder resolution or failure to achieve re-election, provided that the Eligible Director is not then an employee of the Company or an employee or director of an Affiliate and provided further that in the case of an Eligible Director who is a U.S. Taxpayer, the Termination Date shall not be prior to the date the Eligible Director terminates employment for purposes of section 409A of the Code;

(x)	“U.S. Taxpayer” means a citizen or resident of the United States for United States federal income tax purposes.
1.3 Effective Date
     The Plan shall be effective as of November 8, 2006.
1.4 Eligibility
     If an Eligible Director should become an employee of the Company while remaining as a director, his eligibility for the Plan shall be suspended effective the date of the commencement of his employment and shall resume upon termination of such employment provided he continues as a director of the Company. During the period of such ineligibility, such individual shall not be entitled to receive or be credited with any Deferred Stock Units under the Plan, other than dividend allocations under Section 2.4.

1.5 Construction
     In this Plan, all references to the masculine include the feminine; references to the singular shall include the plural and vice versa, as the context shall require. If any provision of the Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions contained herein. References to “Section” or “Sections” mean a section or sections contained in the Plan unless expressly stated otherwise. All amounts referred to in this Plan are stated in Canadian dollars unless otherwise indicated.
1.6 Administration
     The Committee shall, in its sole and absolute discretion: (i) interpret and administer the Plan; (ii) establish, amend and rescind any rules and regulations relating to the Plan; (iii) have the power to delegate, on such terms as the Committee deems appropriate, any or all of its powers hereunder to the Chief Financial Officer or Secretary of the Company; and (iv) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Committee with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Eligible Director and any other person claiming an entitlement or benefit through the Eligible Director. All expenses of administration of the Plan shall be borne by the Company as determined by the Committee.
1.7 Governing Law
     The Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
Section 2 Election Under the Plan
2.1 Payment of Annual Remuneration
     Subject to Section 2.2 and such rules, regulations, approvals and conditions as the Committee may impose, an Eligible Director may elect to receive his Annual Remuneration in the form of Deferred Stock Units or cash or any combination thereof.
2.2 Method of Electing
(a)	To elect a form or forms of payment of Annual Remuneration for the Company’s fiscal year commencing April 1, 2007 and each fiscal year thereafter, an Eligible Director shall complete and deliver to the Secretary of the Company an initial Election Notice by no later than March 31st, 2007, which shall apply to the Eligible Director’s Annual Remuneration payable after the effective date of such election, subject to the provisions of this Section 2.2(a).

An Eligible Director may change the form or forms of payment of his Annual Remuneration for a subsequent fiscal year by completing and delivering to the Secretary of the Company a new Election Notice no later than the last day of the Company’s preceding fiscal year. For greater certainty, the Committee may prescribe election forms for use by Eligible Directors who are residents of a jurisdiction other than Canada that differ from the election forms it prescribes for use by Canadian resident Eligible Directors where the Committee determines it is necessary or desirable to do so to obtain comparable treatment for the Plan, the Eligible Directors or the Company under the laws or regulatory policies of such other jurisdiction as is provided under the laws and regulatory policies of Canada and its Provinces, provided that no election form prescribed for use by a non-resident of Canada shall contain terms that would cause the Plan to cease to meet the requirements of paragraph 6801(d) of the regulations under the Income Tax Act (Canada) and any successor to such provisions.

(b)	An individual who becomes an Eligible Director during a year may elect the form or forms of payment of Annual Remuneration earned in Quarters that commence after the date the election is made by completing and delivering to the Secretary of the Company and Election Notice. An Election Notice shall not be effective to require that Annual Remuneration earned in the year in which the individual becomes an Eligible Director be provided in the form of Deferred Stock Units if (i) such Election Notice is not completed and delivered to the Secretary of the Company within 30 days after the individual becomes an Eligible Director; or (ii) the individual previously participated in this Plan or any other plan that is required to be aggregated with this Plan for purposes of Section 409A of the Code.
2.3 Deferred Stock Units
2.3.1 Deferred Stock Units elected by an Eligible Director pursuant to the Plan shall be credited to the Eligible Director’s Account as of the applicable Conversion Date. The number of Deferred Stock Units (including fractional Deferred Stock Units) to be credited to an Eligible Director’s Account as of a particular Conversion Date pursuant to this Section 2.3.1 shall be determined by dividing the portion of that Eligible Director’s Annual Remuneration for the applicable period to be satisfied by Deferred Stock Units by the Fair Market Value on the particular Conversion Date.
2.3.2 In addition to Deferred Stock Units granted pursuant to Section 2.3.1, the Board may, at their complete discretion, award such number of Deferred Stock Units to an Eligible Director as the Board deems advisable to provide the Eligible Director with appropriate equity-based compensation for the services he or she renders to the Company. The Board shall determine the date on which such Deferred Stock Units may be granted and the date as of which such Deferred Stock Units shall be credited to an Eligible Director’s Account.
2.3.3 Deferred Stock Units granted under Section 2.3.1 or Section 2.3.2, together with any additional Deferred Stock Units granted in respect thereof under Section 2.4, will be fully vested upon being credited to an Eligible Director’s Account and the Eligible Director’s entitlement to payment of such Deferred Stock Units at his Termination Date shall not thereafter be subject to satisfaction of any requirements as to any minimum period of membership on the Board..
2.4 Dividends
     On any payment date for dividends paid on Common Shares, an Eligible Director shall be credited with dividend equivalents in respect of Deferred Stock Units credited to the Eligible Director’s Account as of the record date for payment of dividends. Such dividend equivalents shall be converted into additional Deferred Stock Units (including fractional Deferred Stock Units) based on the Fair Market Value as of the date such additional Deferred Stock Units are credited.
2.5 Eligible Director’s Account
     The Company shall maintain in its books an account for each Eligible Director (an “Account”) recording at all times the number of Deferred Stock Units standing to the credit of an Eligible Director. Upon payment in satisfaction of Deferred Stock Units credited to an Eligible Director in the manner described herein, such Deferred Stock Units shall be cancelled. A written confirmation of the balance in each Eligible Director’s Account shall be provided by the Company to the Eligible Director at least annually.
2.6 Adjustments and Reorganizations
     In the event of any stock split, stock consolidation, combination or exchange of Common Shares, Corporate Transaction, spin-off, dividend or other distribution of the Company’s assets to shareholders, or any other change in the capital of the Company affecting Common Shares, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change, shall be made with respect to the number of Deferred Stock Units outstanding under the Plan.
Section 3 Redemptions
3.1 Redemption of Deferred Stock Units
     Subject to Sections 3.2 and 3.4 , an Eligible Director may elect up to two separate dates as of which either a portion (specified in whole percentages or number of Deferred Stock Units on any one date) or all of the Deferred Stock Units credited to the Eligible Director’s Account shall be redeemed (each such date being an “Entitlement Date”) by filing one or two irrevocable written redemption elections with the Secretary of the Company. No Entitlement Date elected by an Eligible Director pursuant to this Section 3.1 shall be before the Eligible Director’s Termination Date or later than December 15 of the calendar year commencing immediately after the Eligible Director’s Termination Date. Where an Eligible Director does not elect a particular date or dates within the permissible period set out above as his Entitlement Date or Entitlement Dates, as the case may be, there shall be a single Entitlement Date for such Eligible Director which shall be the date, subject to Sections 3.2 and 3.4, which is six months after the Eligible Director’s Termination Date.

3.2 Redemption of Deferred Stock Units – U.S. Taxpayers
     Notwithstanding Section 3.1, in the case of an Eligible Director who is a U.S. Taxpayer, subject to Section 3.4, his Entitlement Date shall be the date that is six months after his Termination Date and all Deferred Stock Units Credited to such Eligible Director’s Account shall be redeemed as of such date.
3.3 Payment of Deferred Stock Units
     The value of the Deferred Stock Units redeemed by or in respect of an Eligible Director as of an Entitlement Date shall, after deduction of any applicable taxes and other source deductions required to be withheld by the Company, be paid to the Eligible Director or the Eligible Director’s Beneficiary, as applicable as soon as practicable following such Entitlement Date.
3.4 Extended Entitlement Date
     In the event that the Committee is unable, by an Eligible Director’s Entitlement Date, to compute the final value of the Deferred Stock Units recorded in such Eligible Director’s Account by reason of the fact that any data required in order to compute the market value of a Share has not been made available to the Committee and such delay is not caused by the Eligible Director, then the Entitlement Date shall be the next following trading day on which such data is made available to the Committee.
3.5 Limitation on Extension of Entitlement Date
     Notwithstanding any other provision of the Plan, all amounts payable to, or in respect of, an Eligible Director hereunder shall be paid on or before December 31 of the calendar year commencing immediately after the Eligible Director’s Termination Date.
Section 4 General
4.1 Unfunded Plan
     Unless otherwise determined by the Committee, the Plan shall be unfunded. To the extent any individual holds any rights by virtue of an election under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.
4.2 Successors and Assigns
     The Plan shall be binding on all successors and permitted assigns of the Company and an Eligible Director, including without limitation, the estate of such Eligible Director and the legal representative of such estate, or any receiver or trustee in bankruptcy or representative of the Company’s or the Eligible Director’s creditors.

4.3 Plan Amendment
4.3.1 The Board may amend the Plan as it deems necessary or appropriate, but no such amendment shall, without the consent of the Eligible Director or unless required by law, adversely affect the rights of an Eligible Director with respect to any amount of Annual Remuneration in respect of which an Eligible Director has then elected to receive Deferred Stock Units or Deferred Stock Units to which the Eligible Director has then been granted under the Plan.
4.3.2 Notwithstanding section 4.3.1, any amendment of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the regulations under the Income Tax Act (Canada) or any successor to such provision, and the requirements of Section 409A of the Code as may apply to Eligible Directors who are U.S. Taxpayers. For avoidance of doubt, and notwithstanding section 4.3.1, if any provision of the Plan contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code or would cause the Share Units to be subject to the interest and penalties under Section 409A of the Code such provision of the Plan shall, to the extent that it applies to US Taxpayers, be modified, without the consent of any Eligible Director, to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
4.4 Plan Termination
     The Board may terminate the Plan at any time, including in the event of a Corporate Transaction, but no such termination shall, without the consent of the Eligible Director or unless required by law, adversely affect the rights of an Eligible Director with respect to any amount of Annual Remuneration in respect of which an Eligible Director has then elected to receive Deferred Stock Units or Deferred Stock Units which the Eligible Director has then been granted under the Plan. Notwithstanding the foregoing, any termination of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the regulations under the Income Tax Act (Canada) or any successor to such provision, and the requirements of Section 409A of the Code as may apply to Eligible Directors who are U.S. Taxpayers.
4.5 Applicable Trading Policies and Reporting Requirements
     The Committee and each Eligible Director will ensure that all actions taken and decisions made by the Committee or an Eligible Director, as the case may be, pursuant to the Plan, comply with applicable securities regulations and policies of the Company relating to the insider trading and “black out” periods. All Deferred Stock Units shall be considered a “security” of the Company solely for the reporting purposes of the insider trading policy of the Company.
4.6 Currency
     All payments and benefits under the Plan shall be determined and paid in the lawful currency of Canada.

4.7 Designation of Beneficiary
     Subject to the requirements of applicable laws, an Eligible Director shall designate in writing a person who is a dependant or relation of the Eligible Director as a beneficiary to receive any benefits that are payable under the Plan upon the death of such Eligible Director. The Eligible Director may, subject to applicable laws, change such designation from time to time. Such designation or change shall be in the form of Schedule B. The initial designation of each Eligible Director shall be executed and filed with the Secretary of the Company within sixty (60) days following the Effective Date of the Plan. Changes to such designation may be filed from time to time thereafter.
4.8 Death of Participant
     In the event of an Eligible Director’s death, any and all Deferred Stock Units then credited to the Eligible Director’s Account shall become payable to the Eligible Director’s Beneficiary in accordance with Section 3 and the date of death shall be deemed to be the Termination Date.
4.9 Rights of Participants
4.9.1 Except as specifically set out in the Plan, no Eligible Director, or any other person shall have any claim or right to any benefit in respect of Deferred Stock Units granted or Annual Remuneration payable pursuant to the Plan.

4.9.2 Rights of Eligible Directors respecting Deferred Stock Units and other benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

4.9.3 The Plan shall not be construed as granting an Eligible Director a right to be retained as a member of the Board or a claim or right to any future grants of Deferred Stock Units, future Annual Remuneration or other benefits under the Plan.

4.9.4 Under no circumstances shall Deferred Stock Units be considered Common Shares nor shall they entitle any Eligible Director or other person to exercise voting rights or any other rights attaching to the ownership of Common Shares, nor shall any Eligible Director or other person be considered the owner of Common Shares or any interest therein by virtue of this Plan.
4.10 Compliance with Law
     Any obligation of the Company pursuant to the terms of the Plan is subject to compliance with all applicable laws. The Eligible Directors shall comply with all applicable laws and furnish the Company with any and all information and undertakings as may be required to ensure compliance therewith.

4.11 Withholding
     The Company shall be entitled to deduct any amount of withholding taxes and other withholdings from any amount paid or credited hereunder.

SCHEDULE A
Photowatt Technologies Inc. Directors’ Deferred Stock Unit Plan (the “Plan”)
ELECTION NOTICE
I. Election:
Subject to Part II of this Notice, for the period April 1, to March 31, , I hereby elect to receive the following percentage of Annual Remuneration by way of Deferred Stock Units (“DSUs”):

	Amount	Percentage in DSUs	Percentage in Cash*
Annual Retainer Fee	$	___%	___%
Annual Committee Fees	$	___%	___%

*cash payments will be made Quarterly in arrears
II. Acknowledgement
     I confirm and acknowledge that:
1.	I have received and reviewed a copy of the terms of the Plan and agree to be bound by them.

2.	I will not be able to cause the Company or any Affiliate thereof to redeem DSUs granted under the Plan until my Termination Date.

3.	When DSUs credited to my account pursuant to this election are redeemed in accordance with the terms of the Plan after my Termination Date, income tax and other withholdings as required will arise at that time. Upon redemption of the DSUs, the Company will make all appropriate withholdings as required by law at that time.

4.	The value of DSUs are based on the value of the Common Shares of the Company and therefore are not guaranteed.

5.	No funds will be set aside to guarantee the payment of DSUs. Future payment of DSUs will remain an unfunded and unsecured liability recorded on the books of the Company.

6.	This election is irrevocable.

7.	The foregoing is only a brief outline of certain key provisions of the Plan. In the event of any discrepancy between the terms of the Plan and the terms of this Election Notice, the terms of the Plan shall prevail. All capitalized expressions used herein shall have the same meaning as in the Plan unless otherwise defined herein.

Date	(Name of Eligible Director)

(Signature of Eligible Director)

SCHEDULE B
BENEFICIARY DESIGNATION
To: Photowatt Technologies Inc.
I,                                         , being a participant in the Photowatt Technologies Inc. Directors’ Deferred Stock Unit Plan (the “Plan”) hereby designate the following person as my Beneficiary for purposes of the Plan:

Name of Beneficiary:

Address of Beneficiary:

     This designation revokes any previous beneficiary designation made by me under the Plan. Under the terms of the Plan, I reserve the right to revoke this designation and to designate another person as my Beneficiary.

Date:

Name:	(please print)

Signature: